XCL Ltd.
                     Petroleum Tower, Suite 400
                   3639 Ambassador Caffery Parkway
                        Lafayette, LA  70503
                      Telephone:  337-989-0449
                  Telefax: 337-989-8153 or 989-8438


                        December 21, 1999



VIA EDGAR
---------

Mr. H. Roger Schwall
Assistant Director
U.S. Securities and Exchange Commission
Washington, DC  20549-0405

RE:  XCL Ltd. Registration Statement on Form S-4
     File No.  333-52229
     Filed:  May 8, 1998

Dear Mr. Schwall:

      XCL  Ltd.  hereby submits a request to withdraw the  above-
referenced registration statement pursuant to Rules 477  and  478 of the U.S. Securities Act of 1933, as amended.

                                   XCL Ltd.

                                   /s/ Marsden W. Miller, Jr.

                                   Marsden W. Miller, Jr.
                                   Chairman, Chief Executive Officer
                                   and Principal Accounting Officer